Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333‑138763) on Form S-8 of our report dated August 19, 2021, with respect to the consolidated financial statements of Ethan Allen Interiors Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Stamford, Connecticut
August 19, 2021